Exhibit 10.22

Compound License Agreement for APG1197

This Compound License Agreement (the “Agreement”) effective as of the 2nd day of January, 2019, (the “Effective Date”) is made by and between Ascentage Pharma Group Corp. Ltd., a Hong Kong corporation and its affiliates (collectively, “Ascentage”), with a business address at 11/F, AXA CENTRE, Gloucester Road, Wanchai, Hong Kong, and Unity Biotechnology, Inc., a Delaware corporation (“Unity”), with a business address at 3280 Bayshore Blvd, Suite 100, Brisbane, California 94005. Each of Ascentage and Unity shall be a “Party,” and both the “Parties.”

BACKGROUND

A.Unity and Ascentage entered into (i) that certain Compound Library and Option Agreement dated February 2, 2016, which was amended by that First Amendment dated March 28, 2018 (as amended the “Library Agreement”), pursuant to which Unity has certain rights to acquire a license under the Licensed Intellectual Property to commercialize specified compounds, and (ii) that certain license agreement dated February 2, 2016, which was amended by that First Amendment dated March 28, 2018 (as amended “APG-1252 License Agreement”), pursuant to which Unity obtained a license to commercialize that certain BCL-2/BCL-xL inhibitor known as “APG-1252” (“APG-1252”, as further defined in the APG-1252 License Agreement) for treatment of age-related conditions; and

B.Unity has exercised its rights under the Library Agreement to acquire from Ascentage such a license under the Licensed Intellectual Property for the Licensed Compound, all as set forth below on the terms and conditions herein.

NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

Article 1
DEFINITIONS

1.1The following terms have the meanings set forth in the Library Agreement:

Active Compound

Affiliate

Back-up Compounds

Compounds

Development Candidates

Greater China

IND

Oncology Indications

Patents

Stock Agreement

Third Party

1.2“Ascentage Intellectual Property” means all Patents and Technology owned or Controlled by Ascentage or its Affiliates during the Term.

1.3“Ascentage Manufacturing Improvements” means any existing and future improvements to Ascentage Manufacturing IP developed by or for Ascentage during the Term (including Patents covering such improvements).

1.4“Ascentage Manufacturing IP” means (a) Technology that is under the Control of Ascentage or its Affiliates as of the Effective Date Covering the manufacture of APG-1197 and/or the Back-up Compound or intermediates thereof, that is necessary and/or reasonably useful for the manufacture of the Licensed Compound or the Back-up Compound, and (b) Technology Covering any inventions described in clause (a).

1.5“Fair Market Value” means with respect to a share of Unity common stock (i) the average price that Unity common stock is publicly trading at for [***] ([***]) days prior to the date in question, determined by the reported closing price of a share of Common Stock on the NASDAQ National Market System, or (ii) if the common stock is not publicly traded, the value of such stock as determined in good faith by Unity’s board of directors in reliance upon Unity’s most recent IRC Section 409A independent valuation of Unity’s common stock that it used for the purposes of granting stock options to its employees.

1.6“Control” and its correlative terms, “Controlled” or “Controls” means, with respect to any Patent or item of Technology, that a Party or one of its Affiliates owns or possesses rights to such Patent or item of Technology sufficient to grant the access, license or sublicense contemplated in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.7“Cover” and its correlative terms, “Covers”, “Covered” or “Covering” means (a) with respect to an issued patent, that, in the absence of a license, the use, offer for sale, sale, importation or manufacture of the product in question would infringe one or more claims of such patent or (b) with respect to a pending patent application, that, in the absence of a license, the use, offer for sale, sale, importation or manufacture of the product in question would infringe one or more claims of such patent application, should such claims issue as published.

1.8“Designation Letter” means the Development Candidate designation letter from Unity to Ascentage [***], a copy of which is attached hereto as Schedule 1.8.

1.9“Enabling IP” means Patents and/or Technology of a Third Party that Covers or relates to a Licensed Product and is necessary or useful for the research, development, manufacture, use, sale or import of Licensed Products, including Patents directed to the composition and manufacture of Licensed Compound, but excluding Patents related to formulation and therapeutic methods.

1.10“EMA” means the European Medicines Agency and any successor agency.

1.11“Existing Agreements” means (a) that certain Exclusive License Agreement between Unity and the Mayo Foundation for Medical Education and Research originally entered into by the parties effective June 28th, 2013; (b) that certain Exclusive License Agreement between Unity and the Buck Institute for Research on Aging originally entered into by the parties effective February 3rd, 2014, as amended; and (c) that certain Exclusive License Agreement between Unity and the Board of Trustees of the University of Arkansas originally entered into by the parties effective April 28th, 2015.

1.12“FDA” means the United States Food and Drug Administration and any successor agency.

1.13“Field” means the prophylaxis and treatment of, and palliation of symptoms associated with, indications other than Oncology Indications.

1.14“Generic Product” means a product which (a) contains as its active pharmaceutical ingredient a compound that is (or is substantially the same as) the Licensed Compound, and (b) has been placed on the market pursuant to a validly granted marketing authorization.

1.15“Licensed Compound” means (a) the Development Candidate that was designated in the Designation Letter, [***], or (b) if the Back-up Compound that was designated in the Designation Letter is substituted under Section 3.3 below, a Substitute Licensed Compound [***].

1.16“Licensed Intellectual Property” means the Licensed Patents and Licensed Technology.

1.17“Licensed Patents” means (i) the Patents set forth on Schedule 1.15 hereto, and (ii) any additional Patents owned or Controlled by Ascentage or its Affiliates during the Term, in each case to the extent Covering the development, manufacture, use, sale, offering for sale, import, export or distribution of the Licensed Compound or a Licensed Product.

1.18“Licensed Product” means a pharmaceutical product containing the Licensed Compound (either alone or with other active pharmaceutical ingredients), in all forms, presentations, formulation and dosage forms.  Unity acknowledges and agrees that in the event Unity [***].

1.19“Licensed Product-Specific Patents” means those Licensed Patents that [***] the Licensed Compound and/or Licensed Product and [***].

1.20“Licensed Technology” means Technology owned or Controlled by Ascentage or its Affiliates during the Term, in each case to the extent such Technology is necessary or reasonably useful for the development, manufacture or commercialization of the Licensed Compound or a Licensed Product.

1.21“Manufacturing Process Improvement” means (a) the Unity Manufacturing Improvements and (b) Ascentage Manufacturing Improvements.

1.22“Marketing Approval Application” or “MAA” means a New Drug Application (or its equivalent), as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding or similar application, registration or certification in any country.

1.23“Net Sales” means the gross amount invoiced to non-Affiliate Third Parties on sales of Licensed Products by Unity or its Affiliates or Third Party Sublicensees, less the actual amounts incurred, allowed, or paid for the following items (if not previously deducted from the amount invoiced and provided that such deductions are calculated in accordance with generally accepted accounting principles of the United States of America (“GAAP”) on a consistent basis): (a) trade, cash, and quantity discounts; (b) amounts for claims, allowances or credits for returns, rejections or recalls; (c) freight, shipping and insurance charges allocable to such Licensed Products; (d) sales taxes, duties and other governmental charges (including value added tax) on particular sales, but excluding what is commonly known as income taxes; (e) government mandated rebates; (f) contracted rebates; and (g) a provision for uncollectible accounts; in each case as determined from books and records of the selling party maintained in accordance with GAAP, as consistently applied by such selling party. In the event that Unity grants a sublicense to a Third Party Sublicensee hereunder, and receives payments based upon such Third Party Sublicensee’s sales of Licensed Product, Unity may, with Ascentage’s consent, which consent shall not be unreasonably withheld or delayed, substitute the definition of “Net Sales,” used by such Third Party Sublicensee to calculate its payments to Unity in place of the foregoing definition of “Net Sales” for purposes of calculating royalties payable to Ascentage on such Third Party Sublicensee’s sales.

1.24“Phase I Clinical Trial” means a human clinical trial, the principal purpose of which is preliminary determination of safety of a drug in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. §312.21(a).

1.25“Phase II Clinical Trial” means a clinical trial of a drug conducted on a limited number of patients for the purpose of preliminary evaluation of clinical efficacy and safety of such drug, and/or to obtain an indication of the dosage regimen required, in each case that would satisfy the requirements of 21 C.F.R. 312.21(b).

1.26“Phase III Clinical Trial” means a pivotal human clinical trial intended to gather additional information regarding the safety and efficacy of the drug in patients with the disease being studied, which clinical study is designed to be of a size and statistical power sufficient to support the filing of an MAA and that would satisfy the requirements of 21 C.F.R. 312.21(c).

1.27“Prodrug” means a derivative of an Active Compound, which is transformed to release the Active Compound, which transformation can include, but is not limited to, [***].

1.28“Technology” means all inventions, discoveries, improvements, trade secrets and proprietary methods and materials, whether or not patentable, directly relating to one or more structurally related Compounds, in each case that is Controlled by Ascentage or its Affiliates during the Term of this Agreement and is necessary and/or reasonably useful to Unity in exercising its rights or performing its obligations under this Agreement, including (a)

methods of production or use of, Compounds and (b) data, formulations and techniques arising from the synthesis or characterization of Compounds.

1.29“Territory” means the entire world excluding Greater China.

1.30“Third Party Sublicensee” means any Third Party to which Unity sublicenses the right to manufacture and/or commercialize any Licensed Product. For the avoidance of doubt, “Third Party Sublicensee” shall not include Third Party distributors, service providers, vendors and suppliers that do not have the right to manufacture, market or promote Licensed Product.

1.31“UM License Agreement” means that certain license agreement entered into by Ascentage and the Regents of the University of Michigan (“UM”) effective as of December 1, 2010, as amended by all amendments to such license agreement existing as of the Effective Date.

1.32“Unity Manufacturing Improvements” means existing and future (a) improvements to the Ascentage Manufacturing IP that are developed by of for Unity during the Term, and (b) Patents Covering any inventions described in clause (a).

1.33“Valid Claim” means a claim contained in an issued Patent within the Licensed Patents in any country that (a) has not expired; (b) has not been disclaimed; (c) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (d) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

1.34The following terms have the meanings set forth in the referenced provisions of this Agreement:

Agreement	Recitals
APG-1252	Recitals
APG-1252 License Agreement	Recitals
Ascentage	Recitals
Ascentage Indemnitees	Section 11.1
Bankruptcy Code	Section 15.14
China JVCO	Section 9.1
Competitive Product	Section 8.2.1(a)
Confidential Information	Section 10.1
Effective Date	Recitals
Enforcement Action	Section 8.2.1(a)
Enforcing Party	Section 8.4
Indemnitee	Section 11.3
Inventing Party	Section 4.2
JCS	Section 5.1
Joint Steering Committee	Section 5.1
Liabilities	Section 11.1
Library Agreement	Recitals
Non-Inventing Party	Section 4.2
Party/Parties	Recitals
Substitute Licensed Compound	Section 3.3.1
Substitution Notice	Section 3.3.2
Term	Section 13.1
Third Party Intellectual Property	Section 2.3
Unity	Recitals
Unity Indemnitees	Section 11.2

Article 2
LICENSES

2.1Licenses.

2.1.1Development Licenses.

(a)Subject to the terms and conditions of this Agreement, Ascentage hereby grants to Unity a royalty-free, exclusive license in the Field and the Territory, with the right to grant sublicenses as provided in Section 2.2, under the Licensed Intellectual Property to research, develop and seek and obtain marketing approval for the Licensed Compound and Licensed Products in the Field and Territory, and to have any of the foregoing performed on its behalf by a Third Party.

(b)For the avoidance of doubt, until such time as Unity elects to discontinue development of the Licensed Compound and designate the Back-up Compound as a Substitute Licensed Compound as provided in Section 3.3 herein, the Parties agree that Unity will be permitted to continue to conduct activities with respect to the Back-up Compound as an Active Compound under the terms and conditions set forth in the Library Agreement.

(c)Additionally, and notwithstanding Section 3.1 of the Library Agreement, Ascentage further agrees that Unity will be permitted to pursue formal preclinical development of the Back-Up Compound, including by initiating GLP toxicity studies until the earlier of such time as (i) Unity designates the Back-Up Compound as a Substitute Licensed Compound in accordance with Section 3.3. herein, (ii) Unity declares the Back-Up Compound to be a separate Development Candidate, in which case the Parties shall complete and execute a separate form of Compound License Agreement in accordance with Section 3.3 of the Library Agreement, or (iii) the Back-Up Compound is released pursuant to Section 3.5.3 of the Library Agreement.

2.1.2Manufacturing Licenses. Subject to the terms and conditions of this Agreement:

(a)Ascentage hereby grants to Unity a royalty-free, non-exclusive license in the Field and the Territory, with the right to grant sublicenses as provided in Section 2.2, under the Ascentage Intellectual Property, including all Ascentage Manufacturing Improvements, to manufacture or have manufactured the Licensed Compound or the Back-up Compound and Licensed Product for research, development, and commercialization purposes.

(b)Unity hereby grants to Ascentage a worldwide, royalty-free, non-exclusive license, with the right to grant sublicenses as provided in Section 2.2, under the Unity Manufacturing Improvements to manufacture or have manufactured BCL-2/BCL-xL inhibitor compounds outside the Field for research, development, and commercialization purposes.  Such license shall be subject to the terms and conditions of the Library Agreement, including without limitation, the exclusivity provisions and restrictions on compound development set forth in Article 4 therein.

2.1.3Commercialization Licenses. Subject to the terms and conditions of this Agreement, Ascentage hereby grants to Unity a royalty-bearing, exclusive license in the Field and the Territory, with the right to grant sublicenses as provided in Section 2.2, under the Licensed Intellectual Property: (a) to use the Licensed Compound to make or have made the Licensed Products; (b) to make or have made Licensed Products and all components thereof (including without limitation, Licensed Compound); and (c) to use, offer for sale, sell, import, export, market, promote and distribute Licensed Compound and Licensed Products; in each case, solely for use in the Field and Territory, and to have any of the foregoing performed on its behalf by a Third Party. For clarity, it is understood and agreed that Unity’s right under subsection (b) above to make or have made Licensed Products and all components thereof may only be exercised as (i) contemplated by Article 9, and (ii) permitted under Section 2.1.2(a).

2.2Sublicenses. Either Party may grant and authorize sublicenses (through multiple tiers of sublicensees) within the scope of the licenses granted to it pursuant to this Agreement subject to the following: (a) the sublicensing Party shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense and shall remain fully responsible and liable for any action or omission of such sublicensee which would constitute a breach of this

Agreement if committed by the sublicensing Party as if the sublicensing Party had committed such action or inaction itself, (b) the sublicensee shall expressly agree in writing to be bound by and be subject to the terms and conditions of this Agreement in the same manner and to the same extent as the sublicensing Party, (c) the sublicensing Party shall, at its own expense, investigate each report and indication of breach of any of its sublicense agreements, and the sublicensing Party shall promptly report to non-sublicensing Party any breach learned of or discovered by sublicensing Party, (d) the sublicensing Party shall diligently enforce the terms and conditions of each sublicense agreement, including without limitation, by (i) pursuing all appropriate judicial and administrative action and relief in the event of any breach of its sublicense agreement and (ii) upon the non-sublicensing Party’s request, terminating the sublicense agreement upon a breach thereof, (e) with the prior written consent of the non-sublicensing Party, not to be unreasonably withheld.  For clarity, Unity shall remain responsible for all activities, including milestone and other payments due to Ascentage under this Agreement, by or relating to Unity’s sublicensees.

2.3Third Party Intellectual Property. If after the Effective Date, Ascentage acquires or licenses from a Third Party subject matter that would fall within the Licensed Intellectual Property (“Third Party Intellectual Property”) that is subject to any payment obligation to the Third Party, then Ascentage shall so notify Unity and Unity shall inform Ascentage if it wishes such subject matter to be included within the Licensed Intellectual Property. If Unity notifies Ascentage that it does wish such subject matter to be so included, the rights granted to Unity hereunder with respect to such Third Party Intellectual Property shall be subject to Unity promptly reimbursing Ascentage for [***] and Unity shall reimburse Ascentage for [***]. Upon request by Unity, Ascentage shall disclose to Unity a written description of such payment obligations. Notwithstanding the foregoing, Unity shall have the right to treat amounts paid to Ascentage as reimbursements for payments for Enabling IP for purposes of Section 6.5.

2.4No Implied Licenses. Nothing herein shall be construed as granting Unity, by implication, estoppel or otherwise, any license or other right (a) to any intellectual property of Ascentage other than the Licensed Intellectual Property, (b) to commercialize Licensed Products outside of the Field and Territory, (c) not relating to the Licensed Compound and Licensed Products or (d) any right or license other than those expressly granted herein.

2.5Exclusivity with Respect to Licensed Compound. Ascentage hereby covenants that except as expressly permitted under any future agreement that the Parties may enter into pursuant to Article 9 below pertaining to the China JVCO, Ascentage shall not: (a) research, develop, use or commercialize, and shall not authorize any Affiliate or other Third Party to research, develop, use or commercialize, the Licensed Compound or any Licensed Product in the Field in the Territory, or (b) manufacture, or authorize any Third Party to manufacture, the Licensed Compound or any Licensed Product in the Field in the Territory.

2.6[***]. The Parties agree that within [***] of the Effective Date of this Agreement the Joint Steering Committee shall determine whether it is necessary put in place a procedure pursuant to which [***] shall [***] that [***] to [***].

Article 3
DUE DILIGENCE

3.1General. Unity shall use commercially reasonable efforts to develop and obtain marketing approval for at least one Licensed Product hereunder, and thereafter shall use commercially reasonable efforts to launch and commercialize each such Licensed Product and to fulfill the market demand therefor.

3.2Diligence Milestones. Without limiting its general diligence obligations under Section 3.1 above, Unity agrees that it shall achieve the following diligence milestones with respect to the Licensed Compound by the deadlines specified below:

Milestone	Time Period
1.[***]	Within [***] ([***]) [***] of the Effective Date
2.[***]	Within [***] ([***]) [***] of the Effective Date
3.[***]

Within [***] ([***]) [***] of (i) the Effective Date, in the case of the Licensed Compound, or (ii) the date of the Substitution Notice, in the event Unity designates the Back-Up Compound as a Substitute Licensed Compound

4.[***]	Within [***] ([***]) [***] of (i) the Effective Date, in the case of the Licensed Compound, or (ii) the date of the Substitution Notice, in the event Unity designates the Back-Up Compound

If Unity is unable to meet [***], as applicable, by the specified deadline, Unity shall nonetheless be deemed to be in compliance with its diligence obligations hereunder so long as it [***].

3.3Substitution of Licensed Compound.

3.3.1General. If Unity elects to discontinue development of a Licensed Compound for [***] reasons, then Unity shall have a right to replace such abandoned Licensed Compound with the Back-up Compound designated in the Designation Letter, together with all salts, hydrates and polymorphic forms of such Back-Up Compound. Following such replacement pursuant to this Section 3.3, the Back-up Compound shall be considered a “Substitute Licensed Compound”.

3.3.2Designation. In the event that Unity wishes to exercise its right under this Article 3 to select a Substitute Licensed Compound, Unity will provide Ascentage with written notice specifying the Licensed Compound for which development is being discontinued and the Back-up Compound that it wishes to replace it with (“Substitution Notice”).

3.3.3Following designation of a Substitute Licensed Compound, the Parties shall promptly update Schedule 1.13 to reflect the substitution of the Substitute Licensed Compound for the current Licensed Compound. Upon any such substitution, all references to the “Licensed Compound” in this Agreement shall thereafter be deemed to refer to such Substitute Licensed Compound, and the compound for which such Substitute Licensed Compound was substituted shall cease to be considered a Licensed Compound.

Article 4

TECH TRANSFER; MANUFACTURING PROCESS IMPROVEMENTS

4.1Technology Transfer of Ascentage Manufacturing IP.  Subject to the terms and conditions of this Agreement, following the Effective Date (or if applicable, the date Unity elects to substitute the Back-up Compound as a Substitute Licensed Compound) and upon Unity’s written request, Ascentage shall conduct or cause to be conducted a customary technology transfer of the then-most current version of the Ascentage Manufacturing IP in a format, scope and manner reasonably deemed by Unity to be sufficient to enable Unity to manufacture the Licensed Compound and Licensed Products (including if applicable, a Substitute Licensed Compound).  All written portions of the technology transfer package shall be provided in the English language.

4.2Disclosure of Manufacturing Process Improvements. Each Party (the “Inventing Party”) shall disclose to the other Party (the “Non-Inventing Party”) all Manufacturing Process Improvements conceived, discovered, or generated by such Inventing Party which the Inventing Party intends to implement in its own manufacturing processes, including any invention disclosures, or other similar documents submitted to it by its employees, agents or independent contractors describing such inventions as well as any Compound-Related Patents covering such inventions, and shall promptly respond to reasonable requests from the Non-Inventing Party for additional information relating to such inventions.  Such disclosures shall be made through the Joint Steering Committee as provided in Section 5.1 herein.

4.3Technology Transfer of Manufacturing Process Improvements.  Upon the written request of the Non-Inventing Party, the Inventing Party shall conduct or cause to be conducted a customary technology transfer of the Manufacturing Process Improvement in a format, scope and manner reasonably deemed by the Non-Inventing Party to be sufficient to enable the Non-Inventing Party to exercise its rights under Section 2.1.2.  All written portions of any technology transfer package shall be provided in the English language.

4.4Technology Transfer Fees.  All costs other than document transfer for the technology transfers described in Sections 4.1 and 4.3 above shall be borne by the Non-Inventing Party.

4.5Process Improvement Records. During the term of this Agreement and for the period of time, if any, thereafter required by applicable law or regulations, the Parties shall maintain records of any use by Third Parties of any Manufacturing Process Improvements owned or Controlled by the other Party. Each sublicensing Party agrees to either: (a) require each of its Third Party Sublicensees to maintain similar records and to open such records for inspection by an independent Third Party, reasonably satisfactory to such non-sublicensing Party for the purpose of auditing use of Manufacturing Process Improvements hereunder, or (b) obtain such audits rights from the Third Party Sublicensee for the non-sublicensing Party and exercise such audit rights on behalf of the non-sublicensing Party, at such non-sublicensing Party’s request and cost and disclose the results thereof to the sublicensing Party.

Article 5

JOINT STEERING COMMITTEE

5.1Joint Steering Committee.  Ascentage and Unity will establish a committee (the “Joint Steering Committee” or “JSC”) to coordinate the Parties activities under this Agreement.  The responsibilities of the Joint Research Committee shall consist of:

5.1.1Facilitating the exchange of information and materials hereunder, including, without limitation, by managing (i) the initial technology transfer of the Ascentage Manufacturing IP under Section 4.1 above, (ii) the disclosure of Manufacturing Process Improvements under Section 4.2 above, and (iii) any subsequent technology transfers under Section 4.3 above;

5.1.2Determining whether it is necessary to implement a procedure for [***] as set forth in Section 2.6 above and, if it deemed necessary, then managing the implementation of such procedure;

5.1.3Monitoring and reporting on Unity’s due diligence obligations under Article 3 above;

5.1.4Reviewing and discussing issues that may arise regarding the designation or release of the Back-Up Compound;

5.1.5Managing the initial, informal mediation of any dispute that arises under this Agreement; and

5.1.6Assuming such other responsibilities as both parties may mutually agree to delegate to the JSC.

5.2Membership.  The JSC shall include two (2) employees to serve as members of each of Ascentage and Unity, with each Party’s members selected by that Party.  Ascentage and Unity may each replace its JSC member at any time, upon written notice to the other Party. The chairperson shall serve for a term of one (1) year, beginning on the Effective Date or an anniversary thereof, as the case may be.  The right to name the chairperson of the JSC shall alternate between the Parties.  The initial chairperson shall be selected by [***].  Neither Party shall have the right to remove a sitting member of the other Party.

5.3Meetings.  The JSC shall meet at least [***], or more frequently as agreed by the parties, at such locations as the parties agree, and will otherwise communicate regularly.  With the consent of the parties, other representatives of Ascentage or Unity may attend JSC meetings as nonvoting observers.  Each party shall be responsible for all of its own expenses associated with attendance of such meetings.

5.4Decision Making.  With respect to decisions taken on matters placed by either party before the JSC, each Party shall have one vote.  Decisions of the JSC shall be made by unanimous approval of the Parties.  If the members of the JSC cannot reach an agreement after commercially reasonable efforts to do so, then either Party’s representative to the JSC may refer such dispute to the [***] of each Party, who shall meet in person or by telephone within [***] ([***]) days after such referral to attempt in good faith to resolve such dispute.

Article 6
PAYMENTS

6.1Equity Grants.

6.1.1[***]. Upon the [***], Unity shall issue (i) One Hundred Six Thousand Six Hundred Sixty-Seven (106,667) shares of Unity common stock to Ascentage, and (ii) Twenty-Six Thousand Six Hundred Sixty-Six (26,666) shares of Unity common stock to UM, in each case pursuant to a restricted stock issuance agreement substantially in the form set forth on Schedule 5.1.1 hereto and within [***] ([***]) days of date that [***] occurs. For clarity, [***].

6.1.2[***]. Upon the [***], Unity shall issue to Ascentage and UM the following number of shares of Unity common stock based on how long after the Effective Date of the Library Agreement such [***], in each case pursuant to a restricted stock issuance agreement substantially in the form set forth on Schedule 5.1.1 hereto and within [***] ([***]) days of date that such [***] occurs:

(a)If such [***] occurs within [***] ([***]) [***] of the Effective Date of the Library Agreement, then (i) [***] ([***]) shares of Unity common stock to Ascentage, and (ii) [***] ([***]) shares of Unity common stock to UM.

(b)If such [***] occurs more than [***] ([***]) [***] after the Effective Date of the Library Agreement but less than [***] ([***]) [***] after the Effective Date of the Library Agreement then (i) [***] ([***]) shares of Unity common stock to Ascentage, and (ii) [***] ([***]) shares of Unity common stock to UM.

(c)If such [***] occurs more than [***] ([***]) [***] after the Effective Date of the Library Agreement then (i) [***] ([***]) shares of Unity common stock to Ascentage, and (ii) [***] ([***]) shares of Unity common stock to UM.

6.1.3Equity Cap. Notwithstanding anything in the contrary in this Agreement, the Library Agreement, the APG-1252 License Agreement or any other Compound License Agreement, the maximum cumulative aggregate number of shares of Unity common stock that Ascentage and UM are collectively eligible to receive under Sections 6.1 and 6.2 of the Library Agreement, Section 5.1 of the APG-1252 License Agreement, this Section 6.1 and Section 5.1 of any other Compound License Agreement is:

(a)[***] ([***]) shares of Unity common stock (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations and the like) if only one Licensed Product (as defined in the applicable Compound License Agreement) has been developed (i.e., [***]); and

(b)One Million Three Hundred Thirty Three Thousand Three Hundred and Thirty-Nine (1,333,339) shares of Unity common stock (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations and the like) if two or more Licensed Products (as defined in the applicable Compound License Agreement) are developed (i.e., [***).

6.1.4Fractional Shares. No fractional shares of Unity common stock shall be issued in connection with this Agreement. In lieu of any fractional shares to which Ascentage or UM would be entitled as the result of any stock split, reverse stock split, dividend, recapitalization or the like, Unity shall pay cash equal to such fraction multiplied by the Fair Market Value of a share of common stock.

6.2Development/Sales Milestones. In partial consideration of the rights and licenses granted herein to Unity, Unity shall pay Ascentage the following milestone payments. For the avoidance of doubt, each development milestone pursuant to this Section 6.2 is across all indications for a Licensed Product, such that Unity shall only have the obligation to pay once for each development milestone for each Licensed Product, regardless of indication.

(a)Within [***] ([***]) days after the first achievement by Unity (or any of its Affiliates or Third Party Sublicensees) of each of the following milestones with respect to the first Licensed Product to achieve such milestone, Unity shall pay Ascentage the corresponding milestone payment set forth below, in accordance with the payment provisions of Article 7 below:

Milestone Event	Milestone Payment
1.[***]:	$[***]
2.[***]:	$[***]
3.[***]:	$[***]
4.[***]	$[***]
5.[***]	$[***]
Total per Licensed Product	$[***]

(b)Within [***] ([***]) days after the first achievement by Unity (or any of its Affiliates or Third Party Sublicensees) of each of the following milestones with respect to the second and each Licensed Product to achieve such milestone, Unity shall pay Ascentage the corresponding milestone payment set forth below, in accordance with the payment provisions of Article 7 below:

Milestone Event	Milestone Payment
1.[***]:	$[***]
2.[***]:	$[***]
3.[***]:	$[***]
Total per Licensed Product	$[***]

6.2.2Certain Additional Terms.

(a)For clarity, all forms, presentations, formulation and dosage forms of a Licensed Product shall be considered one and the same Licensed Product for purposes of Section 5.1 and this Section 6.2.

(b)If Unity begins development of one Licensed Product and a milestone payment is made under this Section 6.2, and then Unity terminates development of such Licensed Product and begins development of a second Licensed Product, the milestone which was already paid under this Section 6.2 for the abandoned Licensed Product will not be repeated, but the remaining milestone payments hereunder will be due as the second Licensed Product advances. For clarity, it is acknowledged and agreed that should the first Licensed Product be abandoned prior to achieving all of the milestones set forth Section 6.2(a), such remaining unpaid milestones shall become due and payable when first achieved by the next Licensed Product.

(c)In its sole discretion, Unity may elect in lieu of the payment of the milestone payments owing to Ascentage under this Section 6.2, to grant to Ascentage that number of shares of Unity common stock of equivalent value (based on the Fair Market Value of such Unity common stock at the time of such grant).

6.3Royalties. In partial consideration of the licenses granted herein to Unity, Unity shall pay to Ascentage a running royalty equal to the percentage set forth below on the Net Sales of Licensed Product, subject to any adjustments set forth in Sections 6.5 and 6.6, and in accordance with the payment provisions of Article 7 below.

(a)With respect to Net Sales of the [***] to receive marketing approval, Unity shall pay to Ascentage the royalties set forth below:

Annual Net Sales of Licensed Product	Applicable Royalty Rate
Portion of worldwide annual Net Sales of the Licensed Product less than or equal to [***] Dollars (US$[***])	[***]%
Portion of worldwide annual Net Sales of the Licensed Product over [***] Dollars (US$[***])	[***]%

(b)With respect to Net Sales of the [***] to receive marketing approval, Unity shall pay to Ascentage the royalties set forth below:

Annual Net Sales of Licensed Product	Applicable Royalty Rate
Portion of worldwide annual Net Sales of the Licensed Product less than or equal to [***] Dollars (US$[***])	[***]%
Portion of worldwide annual Net Sales of the Licensed Product over [***] Dollars (US$[***])	[***0]%

6.4Royalty Term. Unity’s obligation to pay royalties on Net Sales of Licensed Product under this Agreement shall continue on a country-by-country and Licensed Product-by-Licensed Product basis until the later of (a) abandonment or expiration of the last Valid Claim that claims the [***] of the Compound contained in such Licensed Product in such country, (b) the date of expiry of any applicable regulatory, pediatric, orphan drug or data exclusivity obtained for such Licensed Product in such country, or (c) ten (10) years after the first commercial sale of the Licensed Product by or under the authority of Unity in any country in the Territory.

6.5Royalty Stacking. Unity shall be entitled to deduct from the amounts owing to Ascentage under Sections 6.2 and 6.3 above [***] percent ([***]%) of any royalties or other payments made to Third Parties for Enabling IP, provided that (a) the total aggregate amount payable to Ascentage under Sections 6.2 and 6.3 in any [***] may not be reduced to less than [***] percent ([***]%) of the amounts that would otherwise be due Ascentage in such [***], and (b) Unity shall not be entitled to deduct any royalties or other payments made under the Existing Agreements. If, in any [***], Unity is not able to fully recover its [***] percent ([***]%) portion of the payments due to a Third Party, it shall be entitled to carry forward such right of off-set to future [***] with respect to the excess amount.

6.6Generic Products. If at any time during the term of this Agreement a Generic Product enters the market in any country and has for a period of at least [***] ([***])

consecutive [***] a market share in such country of at least [***] percent ([***]%) of the then combined unit volume of the corresponding Licensed Product (i.e., the Licensed Product containing the same active pharmaceutical ingredient(s) as are present in the Generic Product) and such Generic Product, then Unity’s obligation to pay royalties to Ascentage on Net Sales of such Licensed Product in such country shall be reduced to [***] percent ([***]%) of the amounts that would otherwise be due Ascentage under Section 6.3 in such [***].

6.7Maximum Reduction to Royalties. Notwithstanding anything to the contrary in this Article 6, in no event shall the royalties owing to Ascentage with respect to Net Sales of a Licensed Product in any country be reduced by cumulative operation of Sections 6.5 and 6.6 to less than [***] percent ([***]%) of the amounts that would otherwise be due Ascentage under Section 6.3 in such [***].

6.8Combination Products. In the event that a Licensed Product is sold for a single price in combination with another therapeutically active pharmaceutical ingredient, or other product or service, for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales, for purposes of calculating the applicable royalty rate and the applicable royalty due under Section 6.3 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where A is the average gross selling price during the previous [***] of the Licensed Product sold separately and B is the gross selling price during the previous [***] of the therapeutically active ingredient, product or service. In the event that separate sales of the Licensed Product or the additional therapeutically active ingredient, product or service were not made during the previous [***], then the Net Sales shall be reasonably allocated between such Licensed Product and such other active ingredient, product or service as agreed upon by the Parties, or failing agreement, determined in accordance with Section 14.1 (Dispute Resolution) below.

6.9Unity’s Covenant. Unity hereby agrees that any shares of common stock issued to Ascentage will not be diluted unless diluted in good faith by Unity on a proportionate basis to the other shares of common stock of Unity outstanding at the time of any such dilution, and subject to the anti-dilution protections as set forth in Unity’s certificate of incorporation, as may be amended from time to time in good faith; provided further, that Unity shall not take actions that specifically treat Ascentage differently from other holders of common stock, or issue any capital stock in a manner which is intended to circumvent this covenant. The shares of common stock issued to Ascentage shall be duly adjusted for any bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement of Unity, in each case in accordance with, and as expressly contemplated by, Unity’s certificate of incorporation, as may be amended from time to time in good faith.

Article 7
ACCOUNTING; RECORDS; METHOD OF PAYMENT

7.1Royalty Reports; Payments, Invoices. After the first sale of a Licensed Product on which royalties are payable by Unity hereunder, Unity shall make quarterly written reports to Ascentage within [***] ([***]) days after the end of each calendar quarter, stating in each such report the number, description, and aggregate Net Sales of Licensed Product sold during the calendar quarter upon which a royalty is payable under Article 6 above. Concurrently with the making of such reports, Unity shall pay to Ascentage all amounts payable pursuant to Article 6 above, in accordance with the payment provisions of Section 7.3.

7.2Records; Inspection. During the term of this Agreement and for a period of [***] ([***]) years thereafter, Unity and its Affiliates shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable to Ascentage under this Agreement. Ascentage shall have the right to cause an independent, certified public accountant reasonably acceptable to Unity to audit such records to confirm gross sales, Net Sales and royalty payments for a period covering not more than the preceding [***] ([***]) years. Unity agrees to either: (a) require each of its Third Party Sublicensees to maintain similar books and records and to open such records for inspection by an independent, certified public accountant reasonably satisfactory to such Third Party Sublicensee, on behalf of, and as required by, Ascentage for the purpose of verifying payments hereunder, or (b) obtain such audits rights from the Third Party Sublicensee for itself and exercise such audit rights on behalf of Ascentage upon Ascentage’s request and disclose the results thereof to Ascentage. All such inspections may be made no more than once each calendar year at reasonable times and on reasonable notice. No accounting period of Unity or its Affiliate or Third Party Sublicensee shall be subject to audit more than one time hereunder. Such independent, certified public accountant will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. The results of any inspection hereunder shall be provided to both Parties, and Unity shall pay any underpayment to Ascentage within [***] ([***]) days. Inspections conducted under this Section 7.2 shall be at the expense of Ascentage (and Ascentage will reimburse Unity’s reasonable out-of-pocket costs of those inspections conducted by Unity at Ascentage’s request under (b) above), unless a variation or error producing an increase exceeding [***] percent ([***]%) of the amount stated for any period is established in the course of any such inspection, whereupon all costs of such audit of such period will be paid by Unity.

7.3Payment Method. All payments due hereunder shall be made in U.S. dollars, and shall be made by bank wire transfer in immediately available funds to an account designated by Ascentage in a written notice to Unity. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by Unity in calculating Unity’s own revenues for financial reporting purposes.

7.4Late Payments. Any payments due from Unity that are not paid on the date such payments are due under this Agreement shall bear interest at [***] ([***]%) above the then prevailing US Federal Funds Target Rate (Bloomberg page: FDTR <Index>) per annum calculated on a daily basis and payable for the period from the date payment is due until the date payment is actually made. This Section 7.4 shall in no way limit any other remedies available to any Party.

Article 8
PATENT PROSECUTION AND ENFORCEMENT

8.1Prosecution of Patents within the Licensed Intellectual Property.

8.1.1General.

(a)Except as set forth in Section 8.1.1(b) or Section 8.1.1(c) hereof, Ascentage shall have the sole right to control the preparation, filing, prosecution and maintenance of all Licensed Patents using patent counsel of its choice.

(b)Unity shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Licensed Product-Specific Patents. Unity shall keep Ascentage reasonably informed as to its filing and prosecution strategy for Licensed Product-Specific Patents and the filing, prosecution and maintenance of Licensed Product-Specific Patents with a reasonable opportunity to review drafts of proposed patent office submissions with respect to Licensed Product-Specific Patents; and (ii) consider in good faith the requests and suggestions of Ascentage with respect to strategies for filing and prosecuting such Licensed Product-Specific Patents. In the event that Unity desires to abandon or decline further responsibility for any such Licensed Product-Specific Patent, Unity shall provide reasonable prior written notice to Ascentage of such intention to abandon or decline responsibility, but in no case later than [***] ([***]) days prior to any required action relating to the filing, prosecution or maintenance of such Licensed Product-Specific Patent, and Ascentage shall have the right, at its discretion, to assume such responsibility.

(c)With respect to any Licensed Patent (other than a Licensed Product-Specific Patent) that claims the Licensed Compound and/or Licensed Product, Ascentage shall have the first right, but not the obligation, to prepare, file, prosecute and maintain such Licensed Patent and shall (i) keep Unity reasonably informed as to its filing and prosecution strategy for such Licensed Patent and the filing, prosecution and maintenance of such Licensed Patent, (ii) provide Unity with a reasonable opportunity to review drafts of proposed patent office submissions with respect to such Licensed Patent; and (iii) follow the directions given by Unity with respect to filing and prosecuting such Licensed Patents, unless [***], in which case [***] and [***]. In the event that Ascentage desires to abandon or decline further responsibility for any Licensed Patent, Ascentage shall provide Unity [***] notice and he opportunity to assume responsibility for such Licensed Patent.

8.1.2For purposes of this Article 8, “prosecution and maintenance” of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences or oppositions, and/or requests for re-examinations, reissues or extensions of patent terms.

8.2Enforcement of Licensed Patents. If either Party determines that a Third Party is making, using or selling a product that may infringe any Licensed Patent, that Party shall notify the other Party in writing.

8.2.1Infringement by a Competitive Product.

(a)With respect to any such infringing activity that involves the manufacture, use or sale by a Third Party of any product that [***] (“Competitive Product”), Unity shall have the first right, at its sole option, to bring suit to enforce any Licensed Patent, and/or to defend any declaratory judgment action with respect thereto (“Enforcement Action”); provided, however, that Unity shall keep Ascentage reasonably informed as to the defense and/or settlement of any such Enforcement Action. Ascentage shall have the right to participate in any such Enforcement Action with counsel of its own choice at its own expense. All recoveries received by Unity from an Enforcement Action shall be first applied to reimburse Unity’s and then Ascentage’s unreimbursed expenses, including without limitation, reasonable attorney’s fees and court costs. Any remainder shall, to the extent the same pertains to an infringing activity that involves the manufacture, use or sale by a Third Party of any Competitive Product, be treated as Net Sales.

(b)In the event Unity elects not to initiate an Enforcement Action with respect to any commercially significant infringing activity that involves the manufacture, use or sale by a Third Party of any Competitive Product within [***] ([***]) days of a request by Ascentage to do so ([***]), Ascentage may initiate such action at its expense. Unity shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Ascentage from an Enforcement Action shall be first applied to reimburse Ascentage’s and then Unity’s unreimbursed expenses, including without limitation, reasonable attorney’s fees and court costs. Any remainder shall, to the extent the same pertains to an infringement of the Licensed Patents, be split [***].

8.2.2Other Instances of Infringement. With respect to any such infringing activity that does not involve the manufacture, use or sale by a Third Party of a Competitive Product, Ascentage shall have the sole right, at its sole option, to bring suit to enforce any Licensed Patent, and/or to defend any declaratory judgment action with respect thereto and to retain all recoveries received by Ascentage in connection therewith.

8.3Infringement Claims Against Unity. If the production, sale or use of a Licensed Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Unity (or its Affiliates or sublicensees), Unity shall promptly notify Ascentage thereof in writing setting forth the facts of such claim in reasonable detail. As between the Parties, Unity will be entitled to control the defense in any such action(s). Unity agrees to keep Ascentage reasonably informed of all material developments in connection with any such claim, suit or proceeding as it relates to the Licensed Intellectual Property. Notwithstanding the above, Unity shall not admit the invalidity of any Licensed Patent without written consent from Ascentage.

8.4Cooperation. In any legal action undertaken by a Party pursuant to Sections 8.2 or 8.3 of this Agreement (the Party bringing or defending such legal action, the “Enforcing Party”), the non-Enforcing Party shall cooperate fully with the Enforcing Party, including without limitation by joining as a party plaintiff if necessary for legal standing and executing such documents as the Enforcing Party may reasonably request. Upon the request of, and at the expense of, the Enforcing Party, the non-Enforcing Party shall make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in its possession.

8.5No Implied Obligations. Except as expressly provided in this Article 8, neither Party has any obligation to bring or prosecute actions or suits against any Third Party for patent infringement.

8.6UM License Agreement. Notwithstanding the foregoing provisions of this Article 8, with respect to the Licensed Patents subject of the UM License Agreement, Unity’s rights under this Article 8 shall be limited to the extent of Ascentage’s rights to prosecute and enforce such Licensed Patents under the UM License Agreement, provided that (a) with respect to Licensed Product-Specific Patents that have been in-licensed from UM, to the extent the UM License Agreement will not permit Unity to control the prosecution of such patents, Ascentage agrees to (i) share with Unity the information Ascentage receives from UM under Section 7.2 of the UM License Agreement with respect to such patents, (ii) provide Unity with a reasonable opportunity to review and comment upon such information; and (iii) pass along to UM Unity’s comments and requested actions, and (b) Ascentage shall at Unity’s request and expense cooperate with Unity in order exercise the enforcement rights granted to Ascentage under Section 8.1 of the UM License Agreement, in each case permitted by the UM License Agreement.

Article 9
OPTION FOR CHINA JOINT VENTURE

9.1Option for China JVCO. Unity shall grant to Ascentage an option to commercialize Licensed Products in Greater China jointly with Unity through the joint venture entity (“China JVCO”) to be established as described in Section 8.2.3 of the Library Agreement.

9.2Limitation of Obligations; Certain Covenants.

9.2.1Notwithstanding anything to the contrary, nothing in this Agreement shall be deemed to have granted Unity or any of its sublicensees the right to develop, manufacture, distribute, sell or otherwise commercialize the Licensed Products in Greater China.

9.2.2Ascentage hereby covenants that it shall not develop, manufacture, distribute, sell or otherwise commercialize the Licensed Compound (including any Licensed Products containing the Licensed Compound) in Greater China except through the China JVCO. In the event of a breach by Ascentage of its obligations under this Section 9.2.2, the [***] and [***], shall [***].

9.2.3Unity and Ascentage hereby covenant that they shall cooperate with respect to the establishment of the China JVCO, including without limitation by (a) continuing discussions between [***] of Ascentage and Unity regarding the form agreements relating to the JVCO, (b) using commercially reasonable efforts to reach agreement on such form agreements within a reasonable amount of time after the Effective Date, and (c) signing the agreements for establishment of the China JVCO agreed upon [***] of Ascentage and Unity.

Article 10
CONFIDENTIALITY

10.1Confidential Information. Except as otherwise expressly provided herein, the parties agree that the receiving party shall not, except as expressly provided in this Article 10, disclose to any Third Party or use for any purpose any information which is disclosed to it by the other party, whether orally or in writing, and identified as confidential (“Confidential Information”), except to the extent that it can be established by the receiving party by competent proof that such information:

(a)Was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b)Was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c)Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

(d)Was independently developed by the receiving party without reference to information provided by the disclosing party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e)Was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing party not to disclose such information to others.

10.2Permitted Use and Disclosures. Each party hereto may use or disclose Confidential Information of the other party to the extent such use or disclosure is reasonably necessary in the following instances: (a) exercising the rights granted to it hereunder (including, in the case of Unity, developing, manufacturing, commercializing and/or sublicensing of Licensed Products) or in carrying out its obligations hereunder; (b) filing or prosecuting Patents as permitted by this Agreement; (c) prosecuting or defending litigation; and (d) complying with applicable court orders or governmental regulations. Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to clause (c) or (d) of this Section 10.2, it will, except where impracticable, give reasonable advance notice to the disclosing party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In addition, Unity shall have the right to disclose Confidential Information regarding the Licensed Compound or Licensed Products to Third Parties in connection with due diligence or similar investigations, to potential Third Party investors, and others on a need to know basis, in each case under terms of confidentiality that are appropriate for the circumstances, or to the extent required by law.

10.3Nondisclosure of Terms. Each of the parties hereto agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided that a party may disclose the terms of this Agreement without such consent to such party’s attorneys and advisors, to Third Parties in connection with due diligence or similar investigations, to potential Third Party investors, and others on a need to know basis, in each case under terms of confidentiality that are appropriate for the circumstances, or to the extent required by law.

10.4Public Announcement. Unity may, in its discretion, issue a press release announcing the formation of this Agreement, which shall be substantially in a form approved by Ascentage prior to execution of the Agreement. Except with respect to such initial release or as otherwise required by law, neither party shall issue an additional press release or public announcement relating to this Agreement without the prior written approval of the other party, which shall not be withheld unreasonably. Either party may refer to the license granted under this Agreement in promotional and other communications with prospective customers and investors, subject to the prior written approval of the other party of the form, substance and intended use of such reference, and provided that such disclosure shall not include any technical details or any financial terms of the license. For purposes of clarification, after a party has obtained the other party’s written approval of the form, substance and intended use of a particular reference, no further approval of the other party will be required for inclusion of the same reference in future communications that are intended for the same use.

Article 11
INDEMNIFICATION

11.1Unity. Unity agrees to indemnify and defend Ascentage and its directors, officers, employees, agents and their respective successors, heirs and assigns (the “Ascentage Indemnitees”) against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, to the extent (a) relating to Licensed Products developed, manufactured, used, sold or otherwise distributed by or on behalf of Unity, its Affiliates, sublicensees or other designees (excluding Ascentage, its Affiliates and licensees) including, without limitation, product liability and patent infringement claims, (b) resulting from a breach by Unity of its representations and warranties under this Agreement, or (c) the exercise of its manufacturing license set forth in Section 2.1.2(b), except, in each case, to the extent such Liabilities result from the negligence or intentional misconduct of Ascentage or Ascentage’s breach of its representations and warranties under this Agreement.

11.2Ascentage. Ascentage agrees to indemnify and defend Unity and its directors, officers, employees, agents and their respective heirs and assigns (the “Unity Indemnitees”) against any Liabilities arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, to the extent resulting from (a) a breach by Ascentage of its representations and warranties under this Agreement or (b) the exercise of its manufacturing license set forth in Section 2.1.2(a), except, in each case, to the extent such Liabilities result from the negligence or intentional misconduct of Unity or Unity’s breach of its representations and warranties under this Agreement.

11.3Procedure. In the event that any party intends to claim indemnification under this Article 11 (each such party, an “Indemnitee”) it shall promptly notify the other Party in writing of such alleged Liability. The indemnifying Party shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party reasonably represented by such counsel in such proceeding. The indemnifying Party shall keep the Indemnitee regularly informed of the status of the defense of any action, claim or liability covered by this Article 11 and shall take into consideration the Indemnitee’s reasonable comments thereon. The affected Indemnitee shall cooperate with the indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this Article 11. The Indemnitee shall not compromise or settle any claim or suit, or voluntarily incur any expense with respect to any such claim or suit, in each case, without the prior written consent of the indemnifying Party, which such Party shall not be required to give. The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any action with respect to any action, claim or liability covered by this Article 11, if prejudicial to its ability to defend such action, shall relieve the indemnifying Party of any liability to the Indemnitee under this Article 11.

Article 12
REPRESENTATIONS AND WARRANTIES

12.1General Warranties. Each Party represents and warrants to the other Party that it is a corporation duly organized and validly existing under the laws of the state or country of its incorporation, the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, and it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder (including, in the case of Ascentage, granting the rights and licenses described in Article 2).

12.2Ascentage Warranties. Ascentage represents and warrants on its own behalf and on behalf of its Affiliates that as of the Effective Date:

(a)except as otherwise disclosed to Unity in writing prior to the Effective Date, (i) Ascentage has not received written notice from a Third Party claiming that the Licensed Compound infringes the intellectual property rights of any Third Party, and (ii) Ascentage is not a party to any legal action, suit or proceeding relating to the Licensed Compound.

(b)except as otherwise disclosed to Unity in writing prior to the Effective Date, there are no actual or pending actions, suits or claims, by any Third Party (i) challenging the ownership of the Licensed Compound; or (ii) challenging the validity, effectiveness, enforceability, or ownership of the Licensed Intellectual Property.

(c)except as otherwise disclosed to Unity in writing prior to the Effective Date, the Licensed Patents are subsisting, in force or pending, as the case may be, and are not the subject of any interference, reissue, reexamination, opposition, cancellation or similar administrative proceedings.

(d)except as otherwise disclosed to Unity in writing prior to the Effective Date, Ascentage has not brought a claim alleging an infringement by a Third Party of any of the Licensed Patents and to Ascentage’s actual knowledge, there is no actual or alleged infringement by a Third Party of any of the Patents within the Licensed Patents.

(e)there are no Patents: (i) filed by Ascentage and subsequently assigned to Third Party, or (ii) with respect to which Ascentage or its Affiliates have acquired rights from a Third Party (i.e., through in-licenses, cross-licenses or otherwise), in each case that (A) would be required for Unity to research, develop, manufacture, use or commercialize the Licensed Compound and (B) are not included within the Licensed Intellectual Property.

(f)except as otherwise disclosed to Unity in writing prior to the Effective Date, there are no actual or pending suits or claims by any Third Party asserting that the manufacture, use, sale, offer for sale or importing of the Licensed Compound infringes the intellectual property of a Third Party and to Ascentage’s knowledge, the development and commercialization of the Licensed Compound would not infringe (i) any issued Patents of any Third Party (other than Patents in-licensed from UM), or (ii) any published Patent claim of any Third Party (other than claims of Patents in-licensed from UM) if such claim were to issue as published.

(g)Ascentage has disclosed to Unity all material agreements with Third Parties in effect as of the Effective Date pursuant to which Licensed Intellectual Property was licensed, acquired or sold, including without limitation all amendments to the UM License Agreement entered into by UM and Ascentage subsequent to the effective date of the UM License Agreement.

(h)Ascentage has not previously granted and will not grant any rights in the Licensed Intellectual Property that are inconsistent with the rights and licenses granted to Unity herein.

12.3Certain Rights and Obligations under the UM License Agreement.

(a)Ascentage shall not modify, amend or otherwise alter the UM License Agreement to the extent the same would materially and adversely affect Unity’s rights under this Agreement.

(b)Ascentage shall not (i) exercise or fail to exercise any right under the UM License Agreement or (ii) provide or fail to provide any consent or approval with respect to any right or obligation under the UM License Agreement, in each case to the extent the same would materially and adversely affect Unity’s rights under this Agreement.

(c)Ascentage shall not unilaterally terminate the UM License Agreement.

12.4Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES TO THE OTHER PARTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, REGARDING THE LICENSED COMPOUND, LICENSED PRODUCTS OR THE

LICENSED INTELLECTUAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND VALIDITY OF LICENSED INTELLECTUAL PROPERTY CLAIMS, ISSUED OR PENDING.

12.5Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT; provided, however, that this Section 12.5 shall not be construed to limit either party’s indemnification obligations under Article 11.

Article 13
TERM AND TERMINATION

13.1Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 13, shall continue in full force and effect on a country-by-country basis until the expiration of all royalty obligations pursuant to this Agreement for such country, as provided in Section 6.4 above (the “Term”). Unity’s license with respect to the Licensed Technology shall survive the expiration (but not an earlier termination) of this Agreement, provided that such license shall thereafter become nonexclusive and fully paid-up.

13.2Termination for Breach. Either Party may terminate this Agreement in the event that the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such breach or default shall have continued for sixty (60) days after written notice of such breach and intent to terminate this Agreement therefor was provided to the breaching Party by the nonbreaching Party. Any such termination shall become effective at the end of such sixty (60) day period unless the breaching Party has cured any such breach or default prior to the expiration of the sixty (60) day period. Notwithstanding the foregoing, if the Party alleged to be in breach of this Agreement in good faith disputes such breach within such sixty (60) day period, the nonbreaching Party shall not have the right to terminate this Agreement unless it has been determined by arbitration pursuant to Section 14.2 that this Agreement was materially breached, and the breaching Party fails to comply with its obligations hereunder within sixty (60) days after such determination.

13.3Termination by Unity for Convenience. Any provision herein notwithstanding, Unity may terminate this Agreement, in its entirety or as to any particular Patent within the Licensed Patents, or as to any particular Licensed Product, at any time by giving Ascentage at least ninety (90) days prior written notice. From and after the effective date of a termination under this Section 13.3 with respect to a particular Patent in a particular country, such Patent shall cease to be within the Licensed Patents for all purposes of this Agreement, and all rights and obligations of Unity with respect to such Patent(s) shall terminate. From and after the effective date of a termination under this Section 13.3 with respect to a particular Licensed Product, the license granted under Section 2.1 above shall terminate with respect to such Licensed Product, and the same shall cease to be a Licensed Product for all purposes of this Agreement. Upon a termination of this Agreement in its entirety under this Section 13.3, all rights and obligations of the Parties shall terminate, except as provided in Section 13.4 below. For clarity, Unity shall remain obligated to pay any and all milestone and other payments accrued, due and payable to Ascentage prior to such termination.

13.4Effect of Termination.

13.4.1Termination due to Breach by Unity.  Upon a termination by Ascentage under Section 13.2 due to an uncured breach by Unity, the licenses granted under Sections 2.1 and 2.2 above shall terminate immediately, subject to Section 13.4.5.

13.4.2Termination due to Breach by Ascentage.  Upon a termination by Unity under Section 13.2 due to an uncured breach by Ascentage, the licenses granted under Sections 2.1.2(b) and 2.2 above shall terminate immediately.

13.4.3Accrued Obligations. Expiration or any termination of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such expiration or termination has already accrued to such Party or which is attributable to a period prior to such expiration or termination, subject to the terms of this Agreement, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued to it prior to such expiration or termination, subject to the terms of this Agreement.

13.4.4Sales of Existing Inventory of Licensed Product. In the event this Agreement is terminated for any reason with respect to a Licensed Product after the first approval of an MAA for such Licensed Product, Unity shall provide Ascentage with a written inventory of all quantities of such Licensed Product that Unity and its Affiliates have in stock and, for a period of [***] ([***]) [***] after such termination, Unity and its Affiliates shall have the right to sell or otherwise dispose of such Licensed Product, all subject to the payment to Ascentage of royalties pursuant to Article 6 hereof.

13.4.5Survival of Sublicenses. Upon termination of this Agreement for any reason, any sublicense granted by Unity hereunder to a Third Party Sublicensee shall survive or terminate in accordance with Section 2.2; provided that for any surviving Third Party Sublicense, such Third Party Sublicensee not only continues to pay to Ascentage the milestones and royalties that would have been due to Ascentage under this Agreement based on such Third Party Sublicensee’s activities had this Agreement not terminated but also remain fully responsible and liable for all terms and conditions of such Third Party Sublicense. For clarity, in the event that a Third Party Sublicensee fails to pay to Ascentage the applicable milestones and royalties due to Ascentage based on such Third Party Sublicensee’s activities, Ascentage shall be entitled to terminate such surviving sublicense in accordance with the terms of the Third Party Sublicense.

13.4.6Library Agreement. This Agreement is independent of, and shall not be affected by, the expiration or termination of the Library Agreement, and vice versa.

13.4.7Survival. Articles 1 (Definitions), 7 (Accounting; Records; Method of Payment), 10 (Confidentiality), 11 (Indemnification), 14 (Dispute Resolution) and 15 (Miscellaneous) and Sections 8.2.1 (with respect to any ongoing Enforcement Action), 12.3, 12.4 and 13.4 shall survive the expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 13, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

Article 14
DISPUTE RESOLUTION

14.1Dispute Resolution. If an unresolved dispute arises out of or relates to this Agreement, or the breach thereof, either Party may refer such dispute to the [***] of Unity and Ascentage, who shall meet in person or by telephone within [***] ([***]) days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such [***] ([***]) days period (as may be extended by mutual agreement), either Party shall be entitled to seek resolution of such dispute pursuant to Section 14.2 below.

14.2Arbitration. If the parties are unable to resolve a dispute on an issue of interpretation, breach or enforcement of this Agreement, the parties shall refer such dispute to be finally resolved by binding arbitration under the terms of this Section 14.2, except that all disputes with respect to the validity or infringement of Patents shall be subject to applicable federal court jurisdiction and not subject to the terms of this Section 14.2. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the [***] by a panel of three (3) arbitrators in [***]. Each party shall select one (1) arbitrator who is not employed by, or otherwise affiliated with, such party within [***] ([***]) days after the institution of arbitration proceedings, and the two (2) arbitrators so selected shall designate the third arbitrator. The parties shall use their commercially reasonable efforts to conclude the arbitration hearings within [ ***] ([***]) [***] following the confirmation of the third and presiding arbitrator.

14.3Injunctive Relief. Each Party shall be free to seek preliminary or permanent injunctive relief, restraining order or degree of specific performance in any court of competent jurisdiction. For avoidance of doubt, any such equitable remedies provided under this Section 14.3 shall be cumulative and not exclusive and are in addition to any other remedies, which either Party may have under this Agreement or applicable law.

Article 15
MISCELLANEOUS

15.1Governing Laws. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the state of New York, USA, without reference to conflicts of laws principles.

15.2Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

15.3Assignment. This Agreement shall not be assignable by either party without the written consent of the other party hereto, except that either party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such party to which this Agreement relates, whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that within [***] ([***]) days of such an assignment, the assignee shall agree in writing to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement shall bind and inure to the benefit of each party’s successors and permitted assigns.

15.4Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated hereby.

15.5Compliance with Laws. In exercising their rights under this Agreement, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Licensed Products pursuant to this Agreement.

15.6Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent to the address specified below, or at such other address a party may specify in writing, and is deemed received when: (a) if personally delivered, on the day of delivery; or (b) if sent by a commercial delivery service such as Federal Express, DHL or United Parcel Service, in each case with shipment tracking, on the day delivery is confirmed by the tracking service; or (c) sent by e-mail, on the day the email is confirmed received by the receiving party:

If to Unity:	Unity Biotechnology, Inc. 3280 Bayshore Blvd, Suite 100 Brisbane, CA 94005, USA Attention: General Counsel Email: [***]
If to Ascentage prior January 15, 2019:	Ascentage Pharma Group Inc. 9400 Key West Avenue, Suite 220 Rockville, MD 20850 Attention: SVP, Legal Affairs Email: [***]
If to Ascentage after January 15, 2019:	Ascentage Pharma Group Inc. 800 King Farm Boulevard Rockville, MD 20850 Attention: SVP, Legal Affairs Email:[***]

15.7Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the Parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the Parties and their commercial bargain.

15.8Advice of Counsel. Unity and Ascentage have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

15.9Performance Warranty. Each Party hereby warrants and guarantees the performance of any and all rights and obligations of this Agreement by its Affiliates, licensees and sublicensees.

15.10Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, unusual and unexpected governmental intervention, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing Party and such Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

15.11Complete Agreement. This Agreement with its schedules, together with the Library Agreement and its exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Unity and Ascentage.

15.12Headings. The captions to the several Sections and Articles hereof are not a Part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

15.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

15.14Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by each Party as a licensor are, and shall otherwise be deemed to be, for purposes of (a) Section 365(n) of Title II, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under section 101(35A) of the Bankruptcy Code and (b) any similar provisions under bankruptcy laws outside the United States. The Parties agree that each licensee of such rights under this Agreement, shall retain and may fully exercise all rights and elections it would have in the case of a licensor bankruptcy under the Bankruptcy Code or other similar bankruptcy laws outside the United States. Each Party agrees during the term of this Agreement to create or maintain current copies, or if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property licensed to the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

ASCENTAGE PHARMA GROUP CORP. LTD.		UNITY BIOTECHNOLOGY, INC.

By:	/s/ Dajun Yang, MD, PhD	By:	/s/ Keith R. Leonard Jr.

Name: Dajun Yang, MD, PhD		Name: Keith R. Leonard Jr.

Title: Chief Executive Officer		Title: Chief Executive Officer

SCHEDULES
Schedule 1.8	–	Designation Letter
Schedule 1.15	–	Licensed Patents
Schedule 5.1.1	–	Restricted Stock Issuance Agreement

SCHEDULE 1.8

DESIGNATION LETTER

[copy attached]

Schedule 1.8

[***]

Via DHL and Email

Ascentage Pharma Group Corp. Ltd.

218 Xinghu Street, Building 87, 7th Floor

Suzhou Industrial Park, Suzhou, Jiangsu, 215000

P.R. China

Attention: [***]

Email: [***]

Via Federal Express

Ascentage Pharma Group Inc.

9400 Key West Avenue, Suite 220

Rockville, MD 20850

Attention: [***]

Dear [***]:

I am writing in connection with the Compound Library and Option Agreement by and between Ascentage Pharma Group Corp.  Ltd. (“Ascentage”) and Unity Biotechnology, Inc. (“UNITY”) dated February 2, 2016 (the “Library Agreement”).  This letter shall serve as formal notice under Article 3 of the Library Agreement, including without limitation Section 3.3.1, of the following designations:

l.Development Candidate

UNITY designates the Ascentage compound known as APG-1197 (also known as BM-1197 and UBX-1967) having the chemical structure set forth below to be a Development Candidate (as defined in the Library Agreement).

APG-1197 [***]

2.Back-up Compound

UNITY designates the Ascentage compound known as ***] (also known as [***]) having the chemical structure set forth below to be a Back-up Compound (as defined in the Library Agreement).

[***]

As provided in Section 3.3.2(a) of the Library Agreement, we look forward to entering into a Compound License Agreement covering these compounds within [***] ([***]) days.

More importantly, we view this as further validation of the fruitful relationship between our companies and look forward to progressing our development of these compounds in the coming months.

Regards,

Schedule 1.8

UNITY BIOTECHNOLOGY • 3280 BAYSHORE BLVD., SUITE 100 • BRISBANE, CA 94005

/s/ Keith Leonard

Keith Leonard

Chief Executive Officer

CC:	[***]
[***]

Schedule 1.8

UNITY BIOTECHNOLOGY • 3280 BAYSHORE BLVD., SUITE 100 • BRISBANE, CA 94005

SCHEDULE 1.15

LICENSED PATENTS

[***]

[***]

Schedule 1.15

SCHEDULE 5.1.1

RESTRICTED STOCK ISSUANCE AGREEMENT

[copy attached]

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UNITY BIOTECHNOLOGY, INC.

STOCK ISSUANCE AGREEMENT

This Stock Issuance Agreement (the “Agreement”) is made as of [●] by and between Unity Biotechnology, Inc., a Delaware corporation (the “Company”), and Ascentage Pharma Group Corp Limited (the “Licensor”).

In consideration of the mutual covenants and representations set forth below, the Company and Licensor agree as follows:

1.Issuance of the Shares.  Subject to the terms and conditions of this Agreement, the Company agrees to issue to Licensor, and Licensor agrees to acquire from the Company, on the Closing (as defined below) 106,667 shares of the Company’s Common Stock, $0.0001 par value per share (the “Shares”), as partial consideration for the rights granted by Licensor to Company under that certain Compound License Agreement for APG-1197 dated as of [●] by and between the Company and the Licensor and as required by Section 6.2 of that certain Compound Library and Option Agreement dated February 2, 2016, as amended by the First Amendment dated March 28, 2018, by and between the Company and the Licensor.

2.Closing.  The transfer of the Shares shall occur at a closing (the “Closing”) to be held on the date first set forth above, or at any other time mutually agreed upon by the Company and Licensor.  The Closing will take place at the principal office of the Company or at such other place as shall be designated by the Company.  As promptly after the Closing as practicable, the Company shall issue or deliver to the Licensor evidence of a book entry position evidencing the Shares issued to the Licensor hereunder, registered in the name of the Licensor, or in such nominee name(s) as designated by the Licensor, representing the Shares to be issued by the Licensor at the Closing upon execution and delivery of the License Agreement by the Licensor.

3.Restrictions on Transfer.

A.Investment Representations and Legend Requirements.  The Licensor hereby makes the investment representations listed on Exhibit A to the Company as of the date of this Agreement and as of the date of the Closing, and agrees that such representations are incorporated into this Agreement by this reference, such that the Company may rely on them in issuing the Shares.  Licensor understands and agrees that the Company shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any other legends that may be required by the Company or by applicable state or federal securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE,

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REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

B.Reporting Status.  The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”)

C.Rule 144 Requirements.  For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the Closing, the Company shall, at all times prior to the date of sale or other disposition by the Licensor, use commercially reasonable efforts to timely file all SEC Documents and otherwise timely take all actions necessary to permit the Licensor to sell or otherwise dispose of the Shares pursuant to Rule 144 promulgated under the Securities Act.  If the Licensor proposes to sell the Shares in compliance with Rule 144, then, upon the Licensor’s written request to the Company, the Company shall furnish to the Licensor, within five (5) Business Days after receipt of such request, a written statement confirming the Company’s compliance with the filing and other requirements of Rule 144.

4.General Provisions.

A.Choice of Law.  This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

B.Integration.  This Agreement, including all exhibits hereto, represents the entire agreement between the parties with respect to the acquisition of the Shares by the Licensor and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement including, but not limited to, any representations made during any interviews, relocation discussions or negotiations whether written or oral.

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C.Notices.  Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or the Licensor pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

D.Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this section or which becomes bound by the terms of this Agreement by operation of law.  Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon Licensor and its heirs, executors, administrators, successors and assigns.

E.Assignment; Transfers.  Except as set forth in this Agreement, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Licensor without the prior written consent of the Company.  Any attempt by the Licensor without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Except as set forth in this Agreement, any transfers in violation of any restriction upon transfer contained in any section of this Agreement shall be void, unless such restriction is waived in accordance with the terms of this Agreement.

F.Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement.  The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

G.Licensor Investment Representations and Further Documents.  The Licensor agrees upon request to execute any further documents or instruments necessary or reasonably desirable in the view of the Company to carry out the purposes or intent of this Agreement, including (but not limited to) the applicable exhibits and attachments to this Agreement.

H.Severability.  Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

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I.Rights as Stockholder.  Subject to the terms and conditions of this Agreement, Licensor shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Licensor delivers a fully executed copy of this Agreement (including the applicable exhibits and attachments to this Agreement) and full payment for the Shares to the Company, and until such time as Licensor disposes of the Shares in accordance with this Agreement.  Upon such transfer, Licensor shall have no further rights as a holder of the Shares so purchased except (in the case of a transfer to the Company) the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and Licensor shall forthwith cause the certificate(s) evidencing the Shares so purchased to be surrendered to the Company for transfer or cancellation.

J.Reliance on Counsel and Advisors.  Licensor acknowledges that Latham & Watkins LLP, is representing only the Company in this transaction.  Licensor acknowledges that he or she has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with his or her own legal counsel, tax advisors and other advisors.  Licensor is relying solely on his or her own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Agreement.

K.Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Facsimile copies or electronic portable document format copies of signed signature pages shall be binding originals.

(Signature page follows)

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The parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement.

COMPANY:

UNITY BIOTECHNOLOGY, INC.

By:
Name:	Keith R. Leonard Jr.
Title:	Chief Executive Officer

US-DOCS\106256636.1

The parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement.  The Licensor agrees to notify the Company of any change in its address below.

GRANTEE:

ASCENTAGE PHARMA GROUP CORP LIMITED

Name:	Dajun Yang, M.D., Ph.D.
Title:	Chief Executive Officer

Address:

11/F, AXA Centre 151 Gloucester Road

Wanchai, Hong Kong, China

US-DOCS\106256636.1

EXHIBIT A

INVESTMENT REPRESENTATION STATEMENT

GRANTEE	:	ASCENTAGE PHARMA GROUP CORP LIMITED

COMPANY	:	UNITY BIOTECHNOLOGY, INC.

SECURITY	:	COMMON STOCK

AMOUNT	:	106,667 SHARES

DATE	:	[●]

In connection with the acquisition of the 106,667 shares of the Company’s Common Stock, $0.0001 par value per share (the “Shares”), Ascentage Pharma Group Corp Limited (“Ascentage”) as the undersigned, represent to the Company as follows:

1.The Company may rely on these representations.  Ascentage understands that the Company’s sale of the Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), because the Company believes, relying in part on these representations in this document, that an exemption from such registration requirement is available for such sale.  Ascentage understands that the availability of this exemption depends upon the representations Ascentage am making to the Company in this document being true and correct.

A.Ascentage has conducted its own due diligence examination of the Company’s business, financial condition, results of operations, and prospects and has reviewed the Company’s filings with the United States Securities and Exchange Commission (the “SEC”), in each case, to the extent it deems necessary and in a manner sufficient to enable it to evaluate its purchase of the Shares.  Ascentage understands that its investment in the Shares involves a high degree of risk.  Ascentage has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.  Ascentage further represents that it has relied solely upon the aforementioned examination, review and evaluation and has not relied on any representation or action made or taken by Seller or any of its affiliates or any of its or their officers, directors or representatives in connection with such Buyer’s decision to acquire the Securities, other than those expressly set forth herein.  Ascentage understands and agrees that the Company, its affiliates and its and their respective officers, directors and representatives have not made any representation or warranty whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company, or with respect to the value of the Shares.

2.I am purchasing for investment.  Ascentage is purchasing the Shares solely for investment purposes, and not for further distribution.  The entire legal and beneficial ownership interest in the Shares is being acquired and shall be held solely for Ascentage’s account.  Ascentage is not a party to, and do not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the Shares.  Its investment intent is not limited to any present intention

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to hold the Shares for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the Shares, or for any other fixed period in the future.

3.Ascentage can protect its own interests.  Ascentage can properly evaluate the merits and risks of an investment in the Shares and can protect its own interests in this regard, whether by reason of its own business and financial expertise, the business and financial expertise of certain professional advisors unaffiliated with the Company with whom Ascentage have consulted, or my preexisting business or personal relationship with the Company or any of its officers, directors or controlling persons.

4.Ascentage is informed about the Company.  Ascentage am sufficiently aware of the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Shares.  Ascentage has had opportunity to discuss the plans, operations and financial condition of the Company with its officers, directors or controlling persons, and have received all information Ascentage deems appropriate for assessing the risk of an investment in the Shares.

5.Ascentage is an “accredited investor.”  Ascentage is an Accredited Investor as defined in Rule 501(a) under the Securities Act.  Ascentage understands and acknowledges that the Company is offering and selling the Shares in reliance upon an exemption from the registration requirements of the Securities Act and that the Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.  Ascentage is not purchasing its portion of the Shares with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.  Ascentage became aware of the offering of Shares by the Company solely by direct contact between itself and the Company or between itself and one or more agents acting on behalf of the Company, with whom it had a pre-existing business relationship.  Ascentage did not become aware of the offering or the Shares by any other means, including by any form of general advertising or general solicitation.

6.Ascentage recognizes the economic risk.  Ascentage realizes that the acquisition of the Shares involves a high degree of risk, and that the Company’s future prospects are uncertain.  Ascentage is able to hold the Shares indefinitely if required, and is able to bear the loss of the entire investment in the Shares.

7.Ascentage recognizes this is not a general solicitation.  Ascentage understands that the acquisition of the Shares was not the result of any “general solicitation or general advertising” within the meaning contemplated by Rule 502(c) of Regulation D of the Securities Act.

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8.Ascentage knows that the Shares are restricted securities.  Ascentage understand that the Shares are “restricted securities” in that the Company’s sale of the Shares has not been registered under the Securities Act in reliance upon an exemption for non-public offerings.  In this regard, Ascentage also understands and agrees that:

A.Ascentage must hold the Shares indefinitely, unless any subsequent proposed resale is registered under the Securities Act, or unless an exemption from registration is otherwise available (such as Rule 144);

B.the Company is under no obligation to register any subsequent proposed resale of

C.the Shares; and the certificate evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless such transfer is registered or such registration is not required in the opinion of counsel for the Company.

9.Ascentage is familiar with Rule 144.  Ascentage is familiar with Rule 144 adopted under the Securities Act, which in some circumstances permits limited public resales of “restricted securities” like the shares acquired from an issuer in a non-public offering.  Ascentage understands that its ability to sell the Shares under Rule 144 in the future is uncertain, and may depend upon, among other things: (i) the availability of certain current public information about the Company; (ii) the resale occurring more than a specified period after its acquisition and full payment (within the meaning of Rule 144) for the Shares; and (iii) if Ascentage is an affiliate of the Company (A) the sale being made in an unsolicited “broker’s transaction”, transactions directly with a market maker or riskless principal transactions, as those terms are defined under the Securities Exchange Act of 1934, as amended, (B) the amount of shares being sold during any three-month period not exceeding the specified limitations stated in Rule 144, and (C) timely filing of a notice of proposed sale on Form 144, if applicable.

10.Ascentage knows that Rule 144 may never be available.  Ascentage understands that the requirements of Rule 144 may not be met, and that the Shares may not be saleable under Rule 144, other than through the Company’s failure to comply with the requirements of Rule 144.  Ascentage further understands that at the time Ascentage wish to sell the Shares, there may be no public market for the Company’s stock upon which to make such a sale, or the current public information requirements of Rule 144 may not be satisfied other than through the Company’s failure to satisfy such requirements, either of which may preclude it from selling the Shares under Rule 144 even if the relevant holding period had been satisfied.

11.Ascentage knows that Ascentage is subject to further restrictions on resale.  Ascentage understands that in the event Rule 144 is not available to it, absent an effective registration under the Securities Act, the Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S or (z) pursuant to an exemption from registration under the Securities Act,(which may or may not be available), or each of the following: (i) its written notice to the Company containing detailed information regarding the proposed sale, (ii) its providing an opinion of its counsel to the effect that such sale will not require registration, and (iii) the Company notifying Ascentage in writing that its counsel concurs in such opinion.  Ascentage understands that although Rule 144 is not

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exclusive, the Staff of the SEC has stated that persons proposing to sell private placement securities other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

12.Non-U.S. Investor.  If Ascentage is not a United States person, Ascentage hereby represents that Ascentage is satisfied as to the full observance of the laws of its jurisdiction in connection with any invitation to receive the Shares issuable pursuant to this Agreement, or any use of this Agreement, including the legal requirements within its jurisdiction for the acquisition of the shares pursuant to this Agreement, any foreign exchange restrictions applicable to such receipt or transfer, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, redemption, sale or transfer of such securities.  Ascentage’s subscription for, and its continued beneficial ownership of the Shares will not violate any applicable securities or other laws of its jurisdiction.

13.Principal Place of Business.  The address of its principal place of business is set forth on the signature page below.

By signing below, the undersigned acknowledge their agreement with each of the statements contained in this Investment Representation Statement as of the date first set forth above, and their intent for the Company to rely on such statements in issuing the Shares.

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ASCENTAGE PHARMA GROUP CORP LIMITED

Address of Licensor’s Principal Place of Business:

Address:

11/F, AXA Centre 151 Gloucester Road Wanchai, Hong Kong, China